Exhibit 10.18

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

THIS AGREEMENT, is effective as of the 24th day of October, 2005 (the “Effective Date”), by and between Aksys, Ltd., a Delaware corporation with its principal offices at Two Marriott Drive, Lincolnshire, Illinois 60069 (hereinafter “Client”), and DEKA PRODUCTS LIMITED PARTNERSHIP, a New Hampshire limited partnership with its principal offices at 340 Commercial Street, Manchester, New Hampshire 03101, and its general partner, DEKA RESEARCH AND DEVELOPMENT CORP., a New Hampshire corporation of the same address (hereinafter “DEKA”).

W I T N E S S E T H:

WHEREAS, DEKA has expertise in the design, development, and testing of sophisticated medical devices and currently owns or, as a result of the Development Program defined herein, may come to develop and own, certain patent rights, trade secrets, and/or confidential know-how; and

WHEREAS, Client wishes to fund and desires that DEKA undertake a Development Project involving such patent rights, trade secrets, and/or confidential know-how to attempt to develop a Licensed Product, as defined herein; and

WHEREAS, DEKA desires that such Licensed Product, if successfully developed, be made available to the relevant medical markets for use within the field specified herein; and

WHEREAS, Client wishes to have developed and bring to the relevant medical markets such Licensed Product and to obtain a license to such patent rights, trade secrets, and/or confidential know-how for such Licensed Product on the terms stated herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1 - DEFINITIONS

Where capitalized and used in this Agreement, the following terms shall have the ascribed meanings:

1.1           The term “Affiliate” shall mean any company or other legal entity, other than Client, in whatever country organized, controlling, controlled by, or under common control with Client.  The term “control” means the possession, direct or indirect, of the power

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(whether or not exercised) to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise, and the term “entity” includes an individual, corporation or other entity.

1.2           The term “Confidential Information” shall mean all data, samples, materials, and other information, and all copies thereof, made or disclosed for or in contemplation of the Development Program by a party, its employees, or its contractors (the “Disclosing Party”) to the other party, its employees or contractors (the “Receiving Party”) and that: a) if disclosed in written form, is marked “Confidential” and/or “Proprietary” or b) if disclosed in another form, is orally declared to be confidential and/or is the type of information that a reasonable person would assume to be confidential.

1.3           The term “Development Program” has the meaning set forth in Section 2.1 herein.

1.4           The term “Hemodialysis Field” has the meaning set forth in Attachment A.

1.5           The term “ Hemodialysis Licensed Patents” shall mean:  1) the patent and patent applications set forth on the list attached to and incorporated into this Agreement as Attachment B; 2) all patents and patent applications owned or licensable by DEKA relating to the Hemodialysis Field filed after November 22, 2004; and 3) all divisionals, continuations, continuations-in-part, reexaminations, reissues, and foreign counter-parts of any of the forgoing.

1.6           The term “License” shall mean the license granted by DEKA to Client under Section 8 herein.

1.7           The term “Licensed Patents” shall mean the Hemodialysis Licensed Patents and the Solution Preparation Licensed Patents.

1.8           The term “Licensed Product” shall mean any product, process, or other subject matter for which the manufacture, use, sale, lease, or import of such product, process, service, or other subject matter would, but for the license granted herein, infringe directly or indirectly, any Valid Claim.

1.9           The term “Licensed Subject Matter” shall mean the Licensed Patents and Technical Information.

1.10         The term “National Introduction” shall mean the date that a Licensed Product is first made generally available for use by or sale to customers in commercially reasonable quantities in the United States.

1.11         The term “Net Sales” shall mean the gross revenue received by Client or an Affiliate or a Sublicensee from the sale, lease, performance or use of any Licensed Product

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by, to, or for any entity (other than an Affiliate) less the following amounts to the extent separately stated on an invoice and actually paid or allowed in the ordinary course of business:

i.              discounts, including cash (trade or quantity) discounts or rebates, actually allowed or granted from the billed amount; and

ii.                                       freight, postage, and duty charges paid for delivery; and

iii.                                    credits due to returned or rejected goods;

iv.                                   amounts written off as bad debt.

1.12         The term “Solution Preparation Field” has the meaning set forth in Attachment C.

1.13         The term “Securities” shall mean the Warrant and any shares of common stock issuable upon the exercise of the Warrant.

1.14         The term “Solution Preparation Licensed Patents” shall mean all patents and patent applications relating to the Solution Preparation Field that result from the performance of the Development Program, along with all divisionals, continuations, continuations-in-part, reexaminations, reissues, and foreign counter-parts of any of the foregoing.  The Solution Preparation Licensed Patents do not include any patents or patent applications filed on or before November 22, 2004.

1.15         The term “Sublicensee” shall mean any non-Affiliate third party to whom Client grants a sublicense of Client’s rights hereunder.

1.16         The term “Technical Information” shall mean any information and materials owned by DEKA that relate to or are useful in connection with subject matter within the Hemodialysis Field or the Solution Preparation Field other than the Licensed Patents and are useful for the development of the Licensed Products.

1.17         The term “Valid Claim” shall mean a claim of any issued and unexpired patent included with the Licensed Patents that has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken and that has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

SECTION 2 - RESEARCH AND DEVELOPMENT

2.1           Subject to the terms of this Agreement and for so long as Client reimburses DEKA’s development costs in the manner set forth in Section 3 herein, DEKA shall use its

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commercially reasonable efforts to attempt to develop a manufacture-ready prototype of  Licensed Product pursuant to the “Pluto” Hemodialysis System Project Plan (DEKA Document L DKPL-01-100), as may be revised from time to time.  For purposes of this Agreement, the term “Development Program” shall mean all such efforts relating to the development of Licensed Products, including DEKA’s development efforts on the Client’s behalf prior to the Effective Date of this Agreement.  This Agreement is not a performance contract.  DEKA makes no warranties or representations regarding DEKA’s ability to:  develop a marketable Licensed Product; obtain any additional patent or governmental approval; or achieve any particular objective or result.

2.2           Client shall be responsible for and shall use its commercially reasonable efforts to obtain, in a timely manner, all regulatory approvals necessary for the marketing of Licensed Products in the Hemodialysis and/or Solution Preparation Fields.  This includes preparation of all applications to the United States Food and Drug Administration (“FDA”), whether by application for pre-market approval or 510K notification or otherwise.  DEKA shall assist Client in obtaining such approval and Client shall reimburse DEKA for such assistance in accordance with the formula set forth in Section 3 herein.

SECTION 3 - FUNDING OF RESEARCH AND DEVELOPMENT

3.1           Client shall reimburse DEKA on a cost plus system for the Development Program pursusant to the terms set forth in Attachment D.

SECTION 4 – GRANT OF WARRANTS

4.1           Client agrees to issue to DEKA a common stock purchase warrant pursuant to the terms set forth in Attachment E.

4.2           DEKA is purchasing the Securities for its own account and not with a view to the distribution thereof.   DEKA is an “accredited investor” within the meaning of Rule 501 of Regulation D.  DEKA understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Client is relying upon the truth and accuracy of, and DEKA’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of DEKA set forth herein in order to determine the availability of such exemptions and the eligibility of DEKA to acquire the Securities.  DEKA and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Client, that have been requested by DEKA or its advisors, if any.  DEKA and its advisors, if any, have been afforded the opportunity to ask questions of Client.  DEKA acknowledges and understands that its investment in the Securities involves a significant degree of risk, including the risks reflected in documents filed by Client with the United States Securities and Exchange Commission.

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SECTION 5 - COMMERCIALIZATION

5.1           Client shall use commercially reasonable efforts to achieve National Introduction of a Licensed Product as soon as practicable, and in any event by not later than twelve (12) months after both:  (i) DEKA has delivered to Client an initial manufacture-ready prototype of a Licensed Product, and (ii) Client has obtained all regulatory approvals necessary to market and sell such Licensed Product in the United States.  Without limiting the full scope of Client’s obligation to use commercially reasonable efforts, it shall be considered a material breach of Client’s obligation to use commercially reasonable efforts, pursuant to this Section 5.1, if Client discontinues, suspends, or substantially reduces efforts toward commercialization of Licensed Products for any three (3) consecutive months prior to National Introduction.

5.2           After National Introduction, Client shall use commercially reasonable efforts to continue to commercialize Licensed Products in the United States and in commercially reasonable markets outside of the United States.

SECTION 6 - PROPRIETARY INFORMATION

6.1           All Confidential Information of a Disclosing Party disclosed to a Receiving Party shall be treated by the Receiving Party as confidential throughout the term of this Agreement and for so long thereafter as the information remains confidential as defined below.  The Receiving Party shall: treat and safeguard such Confidential Information in the same manner as its own proprietary information of a similar type; limit access to only those employees and contractors who need to know for purposes of this Agreement; require all such employees and contractors to agree, in writing, with the receiving party to keep such information confidential; and not use such Confidential Information except as necessary to develop, manufacture, market, service, sell, and lease Licensed Products.  The above-mentioned obligation of confidentiality shall not apply to information that:

i.              at the time of the disclosure was known to the Receiving Party and was not previously subject to any obligation of confidentiality; or

ii.             was generally available to the public or was otherwise part of the public domain at the time of its disclosure; or

iii.            becomes generally available to the public or otherwise part of the public domain after its disclosure other than through an act of omission or commission of the Receiving Party in breach of this Agreement; or

iv.            becomes known to the receiving party by disclosure of a third party under no obligation of confidentiality to the Disclosing Party, or

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v.             is hereafter independently developed by personnel of the Receiving Party that are not and have not been exposed to the Confidential Information of the Disclosing Party, provided that the burden of proving such independent development shall be on the Receiving Party.

6.2           The Receiving Party shall not be liable to the Disclosing Party for disclosure of any Confidential Information received hereunder if such disclosure is made pursuant to a governmental or judicial mandate, provided that the Receiving party shall have given the Disclosing Party prompt notice of such mandate prior to the submission of such Confidential Information, and further provided that the Receiving Party shall have taken no efforts to prevent or interfere with any lawful efforts the Disclosing Party might take to intervene in such proceedings or otherwise prevent such disclosure.

6.3           DEKA shall have the right to utilize and disclose Licensed Subject Matter to develop, use, and sell (by licensing others and otherwise) products, unless such product would violate any exclusive right granted pursuant to Section 8 herein; provided, however, that DEKA protects, through appropriate confidentiality agreements with third parties, all Technical Information so as to preserve the confidentiality thereof.

6.4           DEKA may disclose to other licensees the scope of the License granted to Client hereunder.

SECTION 7- OWNERSHIP OF LICENSED SUBJECT MATTER

7.1           Subject to the License, DEKA shall own title to any and all intellectual property rights created as a result of, or in conjunction with, the Development Program, except that Client shall own title to any and all intellectual property created and developed solely by the Client independent of any assistance from DEKA as a result of the Client’s own development efforts.

7.2           DEKA represents and warrants that it and its employees have entered into agreements wherein its employees agreed to assign their rights in and to all inventions, as well as all patents and patent applications directed to such inventions, resulting from their employment with DEKA to DEKA.  DEKA will use its best efforts to enforce the same to ensure that DEKA has perfected its title to the Licensed Subject Matter.  Furthermore, DEKA represents and warrants that it has caused or will cause all additional DEKA employees, or personnel performing work pursuant to the Development Program, to execute similar agreements with respect to the rights in and to all inventions, as well as all patents and patent applications directed to such inventions, resulting from their association with DEKA and will use commercially reasonable efforts to enforce such agreements to ensure that DEKA has perfected its title to the Licensed Subject Matter.

Omitted portions are indicated by [***].

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7.3           Client represents and warrants that it and its employees have entered into agreements wherein its employees agreed to assign their rights in and to all inventions, as well as all patents and patent applications directed to such inventions, resulting from their employment with Client to Client.  Client will use its best efforts to enforce the same to ensure that DEKA has perfected its title to the Licensed Subject Matter.  Furthermore, Client represents and warrants that it has caused or will cause all additional employees of Client, or personnel performing work pursuant to the Development Program on Client’s behalf, to execute similar agreements with respect to the rights in and to all inventions, as well as all patents and patent applications directed to such inventions, resulting from their association with Client and will use commercially reasonable efforts to enforce such agreements to ensure that DEKA has perfected its title to the Licensed Subject Matter.

7.4           During the term of this Agreement, DEKA shall, in a commercially reasonable time period, disclose to Client any Hemodialysis Patents and/or Technical Information owned by DEKA that it believes to be reasonably related to the Hemodialysis Field and that is created, developed, invented, acquired, or made by or for DEKA, or rights to which are acquired by DEKA, during the term of this Agreement.

SECTION 8 - LICENSE

8.1           DEKA hereby grants to Client the worldwide, exclusive right to practice the Hemodialysis Licensed Patents to make, have made, use, offer for sale, sell, and import Licensed Products within the Hemodialysis Field and to sublicense others to do so.  DEKA further hereby grants to Client the right to utilize Technical Information for Licensed Products within the Hemodialysis Field and to sublicense others to do so.  All rights granted to Client herein may be exercised by Affiliates.

8.2           DEKA hereby grants to Client the worldwide right to practice the Solution Preparation Licensed Patents to make, have made, use, offer for sale, sell and import Licensed Products within the Solution Preparation Field and to sublicense others to so.  DEKA further hereby grants to Client the right to utilize Technical Information for Licensed Products within the Solution Preparation Field and to sublicense others to do so.  All rights granted to Client herein may be exercised by Affiliates.

8.3           DEKA reserves the right to utilize (by licensing others and otherwise) the Licensed Patents, except as specifically granted in Section 8.1 and 8.2 above, and the right to utilize (by licensing others and otherwise) Technical Information.

8.4           Any sublicense granted by Client must be consistent herewith and expressly subject to the terms hereof and Client shall remain responsible for performance of Client’s obligations hereunder.

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SECTION 9 – LICENSE PAYMENTS

9.1           In consideration for the rights and licenses granted by DEKA to Client, Client shall pay DEKA a quarterly royalty pursusant to the terms set forth in Attachment F and in this Section 9.

9.2           Client shall keep accurate books and records of sales of Licensed Products and of all payments due DEKA hereunder.  Client shall, on or before each February 15, May 15, August 15, and November 15 of each year during the term of Client’s obligation to pay royalties per Section 9.1, above, deliver to DEKA written reports of Net Sales during the preceding calendar quarter (ending December 31, March 31, June 30, and September 30). Such reports shall include the Net Sales made during the calendar quarter, the number of patients utilizing Licensed Products upon which Net Sales are due as of the last day of the quarter, and a calculation of the of royalties due; and shall be accompanied by payment of the monies due.

9.3           DEKA shall have the right, one per year and at DEKA’s expense (except as provided below), to nominate an independent accountant reasonably acceptable to Client who shall sign a confidentiality agreement with Client and who shall have access to Client and its Affiliates’ and Sublicensees’ records upon reasonable notice and during reasonable business hours for the purpose of verifying the royalties payable under this Agreement for the three (3) preceding years, and the accountant shall disclose to DEKA only information relating to the accuracy of the royalty reports and the royalty payments made in accordance with this Agreement.  If the independent accountant concludes that additional royalties are owed for any period, then: Client shall pay to DEKA the additional royalties and interest thereon from the date payment should have been made at the rate of “Prime Rate” reported in The Wall Street Journal on the date of the accountant’s report plus two percent (2%) per annum, payment to be made within thirty (30) days of DEKA’s delivery of the accountant’s report to Client; and, if the unpaid royalties are five percent (5%) or more of the total amount actually due for the relevant period, Client shall reimburse DEKA for the accountant’s reasonable charges for services rendered in connection with such inspection.  Any overpayments made by Client to DEKA revealed by DEKA’s audit shall be credited against future royalty payments.

9.4           All royalty payments under this Agreement shall be made in United States Dollars.  Net Sales received by Client, its Affiliates, or Sublicensees in other than United States Dollars shall first be converted to United States Dollars and posted to Client’s general ledge as per its normal business practices and in accordance with GAAP.  Royalty payments to DEKA shall be based upon the amounts so posted.

9.5           Any sum required under United States tax laws to be withheld by Client, its Affiliates, or Sublicensees from payments shall be promptly paid by Client to the appropriate tax authorities and Client shall provide DEKA with official tax certificates documenting remittance of the taxes to the relevant authorities.

Omitted portions are indicated by [***].

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SECTION 10 - PATENT FILINGS

10.1         DEKA shall promptly disclose to Client all inventions that are or are reasonably likely to be the subject of Licensed Patents.  DEKA may elect to file and prosecute patent applications directed to any such inventions.  Such applications shall be filed and prosecuted utilizing patent counsel selected by DEKA, except as set forth in Section 10.2 below.  DEKA shall pay for patent counsel and other expenses, including maintenance fees, incurred in connection with its filing for, prosecuting, and/or maintaining patent protection in the United States, except as provided below.

10.2  Should DEKA elect not to file and/or prosecute such patent application or applications, DEKA shall promptly advise Client and Client may elect to file and/or prosecute such patent application or applications in DEKA’s name at Client’s expense utilizing patent counsel selected by DEKA.

10.3         Client shall notify DEKA when Client desires DEKA to file for patent protection in any country other than the United States.  Client shall pay for patent counsel and other expenses, including maintenance fees, incurred in connection with filing for, prosecuting, and/or maintaining patent protection outside the United States using patent counsel selected by Client, except that DEKA shall have the right to approve patent counsel selected by Client, which approval shall be timely and not be unreasonably withheld.

10.4         Client shall promptly disclose to DEKA any intellectual property rights related to the subject matter of the Development Program to which Client claims title pursuant to Section 7.1 above.  Client may elect to file and prosecute patent applications directed to any intellectual property to which Client has title pursuant to Section 7.1 above.

10.5         With respect to all patent applications referred to above, and to the extent the parties are able to do so, the parties shall provide each other with reasonable opportunity to advise the other and shall cooperate with each other in the prosecution of all patent applications.

SECTION 11 – INFRINGEMENT

11.1         Each party shall promptly notify the other in writing if the party becomes aware of any actually or reasonably suspected infringement or misappropriation by a third party of any Licensed Subject Matter within the Hemodialysis and/or Solution Preparation Fields, including with such written notice any evidence available to it of such infringement or misappropriation by such third party.  As between the parties to this Agreement, DEKA has the initial right to control an action to enforce the Licensed Subject Matter against a third party infringer or to defend against a declaratory judgment action with respect thereto

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(for purposes of this Section 11, the term “Enforcement Action” shall mean each of such actions).   DEKA shall bear the expense of any Enforcement Action brought by it and shall retain all damages or other monies awarded or received in settlement of such Enforcement Action.  DEKA shall not settle any such Enforcement Action without Client’s consent, which shall be timely and not be unreasonably withheld, if such Enforcement Action may reasonably impact Client’s business.  Client will cooperate with DEKA in any such Enforcement Action and shall have the right to consult with DEKA and be represented by its own counsel at its own expense.

11.2         If, after the expiration of sixty (60) days from the date of notice by Client pursuant to Section 11.1, DEKA has not overcome the prima facia case of infringement or misappropriation, obtained a discontinuance of the infringement or misappropriation, or initiated an Enforcement Action, then Client shall have the right, but not the obligation, to bring an Enforcement Action against such third party and join DEKA as a party plaintiff, provided that Client shall bear all expenses of such Enforcement Action.  DEKA shall reasonably cooperate with Client in such Enforcement Action, including, without limitation, by providing Client with reasonable access to materials and witnesses.  DEKA shall have the right to consult with Client and to participate in and be represented by independent counsel in such Enforcement Action, at DEKA’s own expense except as provided below.  Client shall not settle any such litigation unless DEKA gives prior, written consent, which consent shall be timely and not be unreasonably withheld.  Any damages or other monies awarded or received in settlement of an Enforcement Action brought by Client shall be first applied to reimburse Client’s reasonable unreimbursed expenses, then applied to DEKA’s reasonable unreimbursed expenses.  Any remainder relating to infringement or misappropriation within the “Hemodialysis and/or Solution Preparation Fields” shall then be paid to Client, except, to the extent a portion of the amount recovered is intended to compensate Client for the lost sales of Licensed Products, then Client shall pay to DEKA an amount equivalent to the amount of royalties that Client would have paid to DEKA had Client made such sales.  Any remainder relating to infringement or misappropriation outside of the “Hemodialysis and/or Solution Preparation Fields” shall be paid to DEKA.

11.3         In the event Client is charged with infringement, based on the sale of Licensed Products, by a third party, Client shall immediately notify DEKA in writing and DEKA shall have the first right (but not the duty) to defend such claim with counsel acceptable to Client.  If DEKA does not notify Client that DEKA will defend such claim within thirty (30) days, then Client shall have the right to defend against such charge of infringement.

SECTION 12 - TERMINATION

12.1         Upon any material breach of, or default under, this Agreement by a party, the other party may terminate this Agreement: upon ninety (90) days’ written notice to the defaulting party in the event of a breach or default other than non-payment; or upon ten

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(10) days’ written notice to the defaulting party in the event of failure to make any payment when due.  Said notice shall become automatically effective at the end of such period unless, during such period, the defaulting party shall cure such breach or default.

12.2         Client shall have the right to terminate this Agreement on ninety (90) days advance notice.  During such ninety (90) day period, Client shall continue to reimburse DEKA per Section 3 and Attachment E, but monthly reimbursement to DEKA shall not exceed the average reimbursement rate of the prior three (3) months.  Upon such termination, the License shall terminate.

12.3         The provisions hereof relating to indemnification, ownership of Licensed Subject Matter, and protection of Confidential Information shall survive termination.

12.4         If Client defaults or breaches and fails to cure per Section 12.1:  the License shall terminate; and DEKA may pursue all available remedies, at law or in equity.

12.5         If Client terminates for any reason other than DEKA’s default or breach and failure to cure per Section 12.1, the License shall terminate.

SECTION 13 - NOTICE

13.1         Any notices given under this Agreement shall be in writing and shall be deemed delivered when sent by first class mail, postage prepaid, addressed to a party at the address set forth above.  Each party may change its notice address by written notice to the other.

SECTION 14 - GENERAL

14.1         Use of Name.  No party to this Agreement shall employ or use the name of the other party in any promotional materials or advertising without the prior written permission of such other party.

14.2         Indemnity and Insurance.

14.2.1 Client shall indemnify, defend and hold harmless DEKA, and each of DEKA’s partners, shareholders, directors, officers, and employees, from and against any and all demands, claims, actions, suits, proceedings, liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) arising out of the following: (i) any claim of a third party including, without limitation, a patient upon whom the Licensed Product is used, a purchaser or other user of a Licensed Product, and any other person alleging damages caused by the Licensed Product or any component thereof alleging product liability, negligence, or any other cause of action of any nature seeking to impose liability for product design or manufacture; or (ii) any violation of any

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governmental regulation by the sale or use of a Licensed Product.

14.2.2 In the event of any claim under Section 14.2.1, DEKA shall promptly notify Client of such claim, provided that failure to provide such notice shall not release Client from any of its indemnification obligations hereunder unless Client is materially prejudiced by the delay in notification.  Client will undertake the defense of any such claim by counsel of Client’s choosing and shall have control of the defense of, and have the right to compromise, any such claim.  DEKA will provide Client with all information reasonably requested by Client, and will cooperate with Client in defending such claim.  DEKA’s actual costs in connection therewith will be reimbursed by Client.  DEKA, at its sole option and expense, may participate in such defense through separate counsel of its own choosing.

14.2.3 In the event Client, within a reasonable time after notice of any such claim, fails to undertake the defense of such claim, DEKA (upon further notice to Client) shall have the right to undertake the defense, compromise or settlement of such claim, subject to Client’s right (and continuing obligation) to assume the defense of such claim, and subject to DEKA’s right to obtain full reimbursement from Client.

14.2.4  During the term of this Agreement, Client shall, and shall cause any Affiliates or Sublicensees utilizing any rights granted under this License Agreement to, procure and maintain insurance at its own cost and expense for any claim of personal injury, property damage, or other cause of action arising from any Licensed Product, or component of any product, or the use thereof, with limits of not less than $5 million per occurrence of loss or damage.  Such policies of insurance shall name DEKA and/or its designees as an additional insured and shall provide that such policies shall not be cancelled on not less than twenty (20) days prior written notice to DEKA.

14.2.5 The provisions of Section 14.3 hereof regarding arbitration shall not apply to disputes with third parties arising out of this Section 14.2, but shall apply in determining the respective obligations of Client and DEKA to each other under this Section 14.2.

14.3         Arbitration.

14.3.1 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, except as specifically provided in Section 14.3.3, shall be settled by a final and binding arbitration with a single arbitrator in accordance with Commercial Arbitration Rules of the American Arbitration Association.  The judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof without right of appeal and both parties hereby consent to the entry of such judgment.  Unless otherwise agreed, arbitration shall be conducted in Boston, Massachusetts.  Damages, compensation, costs and expenses (including reasonable attorneys’ fees) shall be allocated as part of the award of the arbitrator.  The award of the arbitrator shall not be judicially appealable.  Any fixed sum damage amount found by the arbitrator shall be a liability of the party against which

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the finding is made, and shall be paid in full within thirty (30) days of the date of the award.  The responsible party shall pay interest at the variable rate of Prime Rate as reported in The Wall Street Journal on the date of the award plus two percent (2%) per annum, plus all costs of collection, including reasonable attorneys’ fees, in the event of non-payment within such period.

14.3.2 Except as provided in Section 14.3.3, neither party shall institute any legal or equitable action against the other in any case with respect to a controversy or claim arising out of or relating to this Agreement, or the breach thereof, except to compel arbitration pursuant hereto or to confirm the arbitrator’s award.

14.3.3 The parties may commence an equitable action upon the material breach or threatened material breach of any obligation of confidentiality under Section 7 hereof.

14.4         Except as provided in Section 14.2, in no event shall either DEKA or Client be liable for special, indirect, incidental or consequential damages, whether based on contract, tort or any other legal theory.

14.5         DEKA, for all purposes related to this Agreement, shall be deemed an independent contractor of Client, and nothing in this Agreement shall be deemed to create a relationship of employment or agency, or to constitute DEKA and Client as partners or joint venturers.

14.6         Each party hereto acknowledges and agrees:

i.              that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys concerning the subject matter of this Agreement;

ii.             that this Agreement is not being entered into on the basis of or in reliance on any promise or representation, express or implied, covering the subject matter hereof other than those which are set forth expressly in this Agreement; and

iii.            that each party has had the opportunity to be represented by counsel of its own choice in this matter, including during the negotiations which preceded the execution of this Agreement.

14.7                           DEKA represents and warrants that:

14.7.1      DEKA Products Limited Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of New Hampshire;

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14.7.2      DEKA Research And Development Corp. is a corporation duly organized, validly existing, and in good standing under the laws of New Hampshire;

14.7.3      DEKA, to the best of its knowledge, has the full right and power to enter into, and perform its obligations under, this Agreement, and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

14.7.4      DEKA, to the best of its knowledge, is the legal owner of the Licensed Subject Matter.

14.8                           Client represents and warrants that:

14.8.1      Client is a corporation duly organized, validly existing, and in good standing under the laws of Delaware;

14.8.2      Client, to the best of its knowledge, has the full right and power to enter into, and perform its obligations under, this Agreement, and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

14.9         No party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is caused by any reason beyond the party’s control, or by reason of any of the following: labor disturbances or disputes, accidents, failure of any required governmental approval, civil disorders, acts of aggression, acts of God, failure of utilities, mechanical breakdowns, material shortages, disease, or similar occurrences.  This section shall not apply to any obligation to make any payment to the other party.

14.10   Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by DEKA, in whole or in part, whether voluntary or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of Client, which consent shall not be unreasonably withheld. Client shall not assign this Agreement without the prior written consent of DEKA, except that Client may assign this Agreement and its rights hereunder to an Affiliate or to a purchaser of all or substantially all of the assets of the business unit or units to which this Agreement relates regardless of the form of the transaction. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

14.11   If any part of this Agreement is held (by final judicial decree) void, invalid or unenforceable, such ruling shall not affect the validity or enforceability of the remainder of this Agreement, but such part shall be deemed modified to the extent necessary, in the

Omitted portions are indicated by [***].

Confidential information redacted and filed separately with the Commission.

opinion of the judicial authority, to render such term or condition enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties as set forth in this Agreement.

14.12   This Agreement contains the entire Agreement between the parties.  No amendments or modifications to this Agreement shall be effective unless made in writing and signed by an authorized representative of each party.  Further, the parties agree that the Recitals and the Attachments attached hereto are specifically incorporated into the Agreement by reference herein.

14.13   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law provision or rule that would cause the application of the laws of any other jurisdiction.

14.14   No party, except as required by law, shall originate any publicity, news release or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, or any of its terms, to any amendment hereto or performance hereunder, without the express written permission of the other party, which permission will not be unreasonably withheld.   The parties expressly agree that Client may disclose the existence of this Agreement, the subject matter to which it relates, its terms, amendments or either party’s performance hereunder, in each case to the extent such disclosure is required by the Securities Exchange Act of 1934 or any other law (“Required Disclosure”), which may include, without limitation, Client’s filing of this Agreement, or some portion thereof, with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K or other Exchange Act report.  Client shall meet and confer with DEKA in good faith prior to making any Required Disclosure to ensure that, to the extent reasonably possible, Confidential Information, including any confidential business information, is not disclosed.

14.15       The License shall be deemed a license of “intellectual property” for purposes of the United States Code, Title 11, Section 365(n). In the event of a party’s bankruptcy and a subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by that party as a debtor-in-possession, whether under the law of the United States or elsewhere, or in the event of a similar action under applicable law, the other party may elect to retain its license rights, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law.

14.16   This Agreement is subject to any law, regulation, order or other restriction on the export or re-export of technology licensed under this Agreement as may be imposed from time to time by the governments of the United States, or any other country, or any agency thereof.  Neither party shall knowingly export

Omitted portions are indicated by [***].

Confidential information redacted and filed separately with the Commission.

or re-export or cause to be exported or re-exported, directly or indirectly, any technology licensed under this Agreement from the other party to any country for which the United States or any other government, or any agency thereof, requires an export license or other government approval at the time of such export without first obtaining any required license or approval.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

DEKA PRODUCTS LIMITED PARTNERSHIP
By DEKA Research & Development
Corporation, its sole general partner

Date:	By:
Dean Kamen, President

Omitted portions are indicated by [***].

Confidential information redacted and filed separately with the Commission.

DEKA RESEARCH & DEVELOPMENT CORP.

Date:	By:
Dean Kamen, President

AKSYS, LTD.

Date:	By:
William C. Dow
President and Chief Executive Officer

Attachments:

Attachment A – Definition of Hemodialysis Field

Attachment B – Hemodialysis Licensed Patents (as of September 21, 2005)

Attachment C – Definition of Solution Preparation Field

Attachment D – Funding of Research and Development

Attachment E – Warrant Schedule and Terms

Attachment F – License Payments

Omitted portions are indicated by [***].

Confidential information redacted and filed separately with the Commission.

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

ATTACHMENT A

[***]

Omitted portions are indicated by [***].

Confidential information redacted and filed separately with the Commission.

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

ATTACHMENT B

[***]

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Confidential information redacted and filed separately with the Commission.

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

ATTACHMENT C

[***]

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Confidential information redacted and filed separately with the Commission.

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

ATTACHMENT D

[***]

Omitted portions are indicated by [***].

Confidential information redacted and filed separately with the Commission.

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

ATTACHMENT E

E.1                                Client agrees to issue to DEKA a common stock purchase warrant (the “Warrant”) for the purchase of 350,000 shares of common stock of Client. The exercise price of the Warrant shall be the average of the high and the low price of trading of Client common stock on the NASDAQ National Market System (or such other exchange ortrading platform as may then be the principal medium for trading in shares common stock of Client) on the date of execution of this Agreement. Provided that this Agreement has not been terminated, the warrant shall have a term often years and a vesting schedule that provides as follows:

a.                                       Vesting related to concept freeze:  100,000 warrant shares shall vest upon achieving concept freeze, pursuant to DEKA’s Standard Operating Procedures, for a Licensed Product under the Development Program described in Section 2.1 (the “Pluto Product”), except that:

•                  If the concept freeze is not achieved by [***] of the 100,000 shares shall not vest;

•                  If the concept freeze is still not achieved by [***] of the 100,000 shares shall not vest.

b.                                      Vesting Related to completion of Prototype:  100,000 shares shall vest upon completion of a representative form-factor working prototype of the Pluto Product, except that:

•                  If the prototype is not delivered by [***] of the 100,000 shares shall not vest;

•                  If the prototype is still not delivered by [***] of the 100,000 shares shall not vest.

c.                                       Vesting Related to Turnover to Manufacturing:  100,000 warrant shares shall vest upon transfer of responsibility for manufacture of the Pluto Product to a manufacturing facility (potentially including DEKA’s internal manufacturing assets), except that:

•                  If the turnover to manufacturing does not occur by [***] of the 100,000 shares shall not vest;

•                  If the turnover to manufacturing does not occur by [***]  of the 100,000 shares shall not vest.

d.                                      Vesting Related to Commercial Shipment:  50,000 warrant shares shall vest upon the first commercial shipment of the Pluto Product, except that:

•                  If the first commercial shipment has not occurred by [***] of the 50,000 shares shall not vest;

•                  If the first commercial shipment still has not occurred by [***] of the 50,000 shares shall not vest.

Omitted portions are indicated by [***].

Confidential information redacted and filed separately with the Commission

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

ATTACHMENT F

[***]

Omitted portions are indicated by [***].

Confidential information redacted and filed separately with the Commission.